Exhibit 10.24
VECTRUS INC.

2014 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
(TSR Replacement Grant)

THIS AGREEMENT (the “Agreement”), effective as of the 10th day of October, 2014, by and between Vectrus, Inc. (the “Company”) and [name] (the “Grantee”), WITNESSETH:
WHEREAS, the Grantee is now employed by the Company or an Affiliate (as defined in the Company’s 2014 Omnibus Incentive Plan (the “Plan”)) as an employee, and in recognition of the Grantee’s valued services, the Company, through the Compensation and Personnel Committee of its Board of Directors (the “Committee”), desires to provide an inducement to remain in service of the Company and as an incentive for increased efforts during such service pursuant to the provisions of the Plan.
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:

1.
Grant of Restricted Stock Units. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on October 10, 2014 (the “Grant Date”) to the Grantee of #,### Restricted Stock Units. The Restricted Stock Units are notional units of measurement denominated in Shares of common stock (i.e., one Restricted Stock Unit is equivalent in value to one share of common stock).

The Restricted Stock Units represent an unfunded, unsecured right to receive Shares (and dividend equivalent payments pursuant Section 2(b) hereof) in the future if the conditions set forth in the Plan and this Agreement are satisfied.

2.	Terms and Conditions. It is understood and agreed that the Restricted Stock Units are subject to the following terms and conditions:

(a)
Restrictions. Except as otherwise provided in the Plan and this Agreement, neither this Award nor any Restricted Stock Units subject to this Award may be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture of the Restricted Stock Units.

(b)
Stockholder Rights. The Grantee shall not have any privileges of a stockholder of the Company with respect to the Restricted Stock Units or any Shares that may be delivered hereunder, including without limitation any right to vote such Shares or to receive dividends or dividend equivalents, unless and until such Shares are delivered upon vesting of the Restricted Stock Units.

(c)
Vesting of Restricted Stock Units and Payment. Subject to earlier vesting pursuant to subsections 2(d) and 2(e) below, the Restricted Stock Units shall vest (meaning the Period of Restriction shall lapse and the Restricted Stock Units shall become free of the forfeiture provisions in this Agreement) on December 4, 2015, provided the Grantee has been continuously employed by the Company or an Affiliate on a full-time basis from the Grant Date through the date the Restricted Stock Units vest. Except as provided in subsections 2(i)(i) and 2(i)(ii) below, upon vesting of the Restricted Stock Units (including vesting pursuant to subsections 2(d) or 2(e) below), the Company will deliver to the Grantee (i) one Share for each vested Restricted Stock Unit, with any fractional Shares resulting from proration pursuant to subsection 2(e)(ii) to be rounded to the nearest whole Share (with 0.5 to be rounded up) and (ii) an amount in cash attributable to any dividend equivalents earned in accordance with subsection 2(b) above, less any Shares withheld in accordance with subsection 2(f) below. For the avoidance of doubt, continuous employment of a Grantee by the Company or an Affiliate for purposes of vesting in the Restricted Stock Units granted hereunder shall include continuous employment with the Company for so long as the Grantee continues working at such entity.

(d)	Effect of Acceleration Event. The Restricted Stock Units shall vest in full upon an Acceleration Event.

(e)
Effect of Termination of Employment. If the Grantee's employment with the Company and its Affiliates is terminated for any reason and such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), any Restricted Stock Units that are not vested at the time of such separation from service shall be immediately forfeited except as follows:

(i)
Separation from Service due to Death or Disability. If the Grantee's separation from service is due to death or Disability (as defined below), the Restricted Stock Units shall immediately become 100% vested as of such separation from service. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Grantee to perform all of his or her duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

(ii)
Separation from Service due to Retirement or Separation from Service by the Company for Other than Cause. If the Grantee's separation from service is due to Retirement (as defined below) or an involuntary separation from service by the Company (or an Affiliate, as the case may be) for other than cause (as determined by the Committee), a prorated portion of the Restricted Stock Units shall immediately vest as of such separation from service. For these purposes,

i.
the prorated portion of the Restricted Stock Units shall be determined by multiplying the total number of Restricted Stock Units subject to this Award by a fraction, the numerator of which is the number of full months during which the Grantee has been continually employed since the Grant Date, together with any period during which the Grantee is entitled to receive severance in the form of salary continuation (not to exceed 15 in the aggregate), and the denominator of which is 15 (for avoidance of doubt, the period during which the Grantee may receive severance in the form of salary continuation or otherwise shall not affect the determination of the date of the Grantee’s separation from service or the date of delivery of any Shares or dividend equivalent payments); and

ii.	full months of employment shall be based on monthly anniversaries of the Grant Date, not calendar months.
For purposes of this Agreement, the term “Retirement” shall mean the Grantee's separation from service if, at the time of such separation from service, the Grantee is eligible to commence receipt of retirement benefits under a traditional formula defined benefit pension plan maintained by the Company or an Affiliate (or would be eligible to receive such benefits if he or she were a participant in such traditional formula defined benefit pension plan) or if no such plan is maintained, the first day of the month which coincides with or follows the Grantee’s 65th birthday.

(f)
Tax Withholding. In accordance with Article 15 of the Plan, the Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the Restricted Stock Units and any related dividend equivalents. Unless the Committee determines otherwise, the minimum statutory tax withholding required to be withheld upon delivery of the Shares and payment of dividend equivalents shall be satisfied by withholding a number of Shares having an aggregate Fair Market Value equal to the minimum statutory tax required to be withheld. If such withholding would result in a fractional Share being withheld, the number of Shares so withheld shall be rounded up to the nearest whole Share. Notwithstanding the foregoing, the Grantee may elect to satisfy such tax withholding requirements by timely remittance of such amount by cash or check or such other method that is acceptable to the Company, rather than by withholding of Shares, provided such election is made in accordance with such conditions and restrictions as the Company may establish. If FICA taxes are required to be withheld while the Award is outstanding, such withholding shall be made in a manner determined by the Company.

(g)
Grantee Bound by Plan and Rules. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Grantee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the date the Restricted Stock Units vest. Terms used herein and not otherwise defined shall be as defined in the Plan.

(h)
Restrictive Covenant Violation. Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the provisions of Appendix A and, if applicable, Appendix B to this Agreement. If the Grantee breaches such restrictions in Appendix A or Appendix B to this Agreement, the Grantee hereby agrees that, in addition to any other remedy available to the Company in respect of such activity or breach, the Grantee’s Restricted Stock Units will be forfeited and, if the Grantee has disposed of all or any portion of such Restricted Stock Units prior to the date of such forfeiture, then, in respect of all or any portion of such Restricted Stock Units, the Grantee shall repay to the Company an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Grantee received upon the sale or other disposition of, or distributions in respect of, the Grantee’s Restricted Stock Units.

(i)
Governing Law. This Agreement is issued, and the Restricted Stock Units evidenced hereby are granted, in McLean, Virginia, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(j)
Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A, and the Plan and this Agreement shall be interpreted accordingly.

(i)
If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, and if the Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Grantee’s separation from service, then, to the extent required under Section 409A, any Shares that would otherwise be distributed (along with the cash value of all dividend equivalents that would be payable) upon the Grantee’s separation from service, shall instead be delivered (and, in the case of the dividend equivalents, paid) on the earlier of (x) the first business day of the seventh month following the date of the Grantee’s separation from service or (y) the Grantee’s death.

(ii)
If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, upon an Acceleration Event that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Section 409A), the Restricted Stock Units shall vest at the time of the Acceleration Event, but distribution of any Restricted Stock Units (or related dividend equivalents) that constitute deferred compensation for purposes of Section 409A shall not be accelerated (i.e., distribution shall occur when it would have occurred absent the Acceleration Event).

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chief Executive Officer and President, or a Vice President, as of the 10th day of October, 2014.

	Agreed to:	VECTRUS, INC.

	Grantee	Kenneth W. Hunzeker
(Online acceptance constitutes agreement)

Dated:		Dated: «Signature_Date»

Enclosures

Appendix A
Restrictive Covenants

1.	Non-Solicit.
(a)    Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(i)    Grantee will not, within twelve months following the termination of his employment with the Company for any reason (the “Post-Termination Period”) or during Grantee’s employment (collectively with the Post-Termination Period, the “Restricted Period”), influence or attempt to influence customers of the Company or its subsidiaries or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.
(ii)    During the Restricted Period, Grantee will not, and will not, directly or indirectly, cause any other person to, initiate or respond to communications with or from, any employee of the Company or its subsidiaries during the twelve-month period prior to the termination of such employee’s employment with the Company, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity; and
(b)    It is expressly understood and agreed that although Grantee and the Company consider the restrictions contained in this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Grantee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(c)    The period of time during which the provisions of this Appendix A shall be in effect shall be extended by the length of time during which Grantee is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Survival.
(a)    The provisions of this Appendix A shall survive the termination of Grantee’s employment for any reason.

Appendix B
Additional Restrictive Covenant Upon Retirement

Pursuant to the third paragraph in Section 2(e)(ii) of the Restricted Stock Unit Award Agreement to which this document is appended (the “Award Agreement”), the following covenants shall apply to the Grantee if (i) the Grantee’s employment terminates due to the Grantee’s Retirement, and (ii) the Grantee acknowledges and agrees to the terms hereof by executing this document and returning it to the Manager of Compensation & Equity Programs no later than first to occur of (i) the 30th day following the date of the Grantee’s termination of employment (not counting any period during which the Grantee is receiving any salary continuation) and (ii) the day before the first vesting date upon which any amounts would become vested pursuant to the third paragraph in Section 2(e)(ii) of the Award Agreement. If the Grantee does not timely execute this document, the Grantee shall not be eligible for the additional vesting rights set forth in the third paragraph in Section 2(e)(ii) of the Award Agreement.

1.	Non-Competition.
(d)    Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and agrees as follows:
(i)    Grantee will not, within the period during which the Award remains unvested following the termination of his employment with the Company for any reason (the “Post-Termination Period”) or during Grantee’s employment (collectively with the Post-Termination Period, the “Restricted Period”), accept an employment or consulting relationship (or own or have any financial interest in), directly or indirectly, with any entity engaged in the business of providing Infrastructure Asset Management, Information Technology & Network Communications Services, Logistics & Supply Chain Management Services within the United States.
Notwithstanding anything to the contrary in this Agreement, Grantee may, directly or indirectly own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Grantee (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(e)    It is expressly understood and agreed that although Grantee and the Company consider the restrictions contained in this Appendix B to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Grantee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(f)    The period of time during which the provisions of this Appendix B shall be in effect shall be extended by the length of time during which Grantee is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Survival.

(b)    The provisions of this Appendix B shall survive the termination of Grantee’s employment for any reason.

* * * * * * * * * * * *

By signing the below, the Grantee hereby acknowledges, and agrees to be bound by, the foregoing covenants set forth in this Appendix B.

Grantee	Grantee (Print)

Dated: